Exhibit 10.36
Seite 108 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
ANLAGE 11
Undertaking of Evergreen Solar Inc.
Evergreen Solar, Inc. (“Evergreen”)
Deutsche Bank AG Filiale Deutschlandgeschäft, in its capacity as Security Agent and Lender,
Deutsche Bank Luxembourg S.A.
Bayerische Hypo- und Vereinsbank Aktiengesellschaft
HVB Banque Luxembourg Société Anonyme
NORD/LB Norddeutsche Landesbank Girozentrale
IKB Deutsche Industriebank AG
Sachsen Bank unselbstständige Anstalt der Landesbank Baden-Württemberg
EverQ GmbH
agree as follows:
Undertaking
All terms set in italics in this Undertaking have the same meaning as the terms set opposite to them in the table attached as Annex 1, which in turn have the meaning defined in the syndicated loan agreement dated 30 April, 2007 as amended on 22 May 2007 and on 01 September 2008 regarding a syndicated loan in the amount of EUR 192,500,000.00 granted to EverQ GmbH (Loan Agreement). The Loan Agreement including schedules is known to Evergreen in its entirety. Terms defined in this Undertaking (“Undertaking”) have the meaning defined herein and are not set in italics.
However, Evergreen is not a party to the Loan Agreement and the latter does not constitute a legally binding document for Evergreen even where the wording of the Loan Agreement might suggest otherwise. Rather, the legal relationship between Evergreen on the one side and the Financing Parties and the Borrower on the other side is exclusively governed by this Undertaking regarding the issuance of the aforementioned loan to the Borrower.

Seite 109 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
Section A     Undertaking
§ 1	Subordination of claims of Shareholders

(1)	Evergreen hereby subordinates all of its current and future claims against the Borrower, and all of the rights appertaining thereto, with the exception of trade receivables and the claims on interest out of its shareholder loans that may not bear significantly higher interest than Tranche C, to all of the current and future claims of the Banks (including all of their domestic and foreign branches) against the Borrower under the Financing Documents, irrespective of the legal form of the Borrower at such time and irrespective of the identity of its shareholders. As long as the Banks have not been fully satisfied in respect of the aforementioned claims when due and payable, Evergreen will not dispose of its claims subordinated in accordance with this subsection without the prior written consent of the Banks and, in particular, will not collect on them, secure them, assign them to third parties, pledge them or set them off. At the same time, Evergreen warrants that it has not disposed of the claims prior to today, so that no third party rights exist with respect to such claims.

(2)	Evergreen hereby subordinates all of its current and future trade receivables and all of the rights against the Borrower appertaining thereto as well as the claims on interest out of its shareholder loans that may not bear significantly higher interest than Tranche C to all of the claims of the Banks (including all of their domestic and foreign branches) against the Borrower under the Financing Documents that have or will have fallen due, irrespective of the legal form of the Borrower at such time and irrespective of the identity of its shareholders. As long as the Banks have not been fully satisfied in respect of the aforementioned claims when due and payable, Evergreen will not dispose of its claims subordinated in accordance with this subsection without the prior written consent of the Banks and, in particular, will not collect on them, secure them, assign them to third parties, pledge them or set them off. At the same time, Evergreen warrants that it has not disposed of the claims prior to today, so that no third party rights exist with respect to such claims.

(3)	This subordination shall remain valid until it is rescinded by written mutual agreement. The Banks shall consent to the rescission if the Borrower has fulfilled or secured all of its obligations to them under the Financing Documents. The Banks have the right to grant their consent subject to the condition subsequent that the Banks are required to return the

Seite 110 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
amounts that have been paid to them (especially in the case of impending challenge during insolvency proceedings).
§ 2	Representations and Warranties
By concluding this Undertaking, Evergreen represents and warrants to the Banks that
(a)	within the framework of the current version of the Master Joint Venture Agreement, the MoU and the respective License and Technology Transfer Agreement executed by Evergreen, the Borrower will receive unlimited use of all of the licenses and other rights of use, as well as the necessary process expertise, necessary to satisfy the Business Plan, to the extent Evergreen owns such rights;

(b)	no judicial or extrajudicial legal proceedings exist with respect to the licenses and other rights of use referred to in subparagraph (a) that could threaten the Borrower’s rights out of the licenses or the rights of use;

(c)	all agreements between the Borrower and Evergreen have been concluded, and are being performed, on the basis of terms that are at arm’s length;

(d)	if it expands production capacity, grants licenses or other rights of use to third parties — or acquires shares of companies — that compete with the Borrower using comparable technology to its own technology it shall, to the extent feasible, grant to the Borrower within the framework of the current versions of the Master Joint Venture Agreement, the MoU and of the respective License and Technology Transfer Agreement access to the use of the respective technology at least equivalent to its own access and on at least the same (or more favorable) terms.
The aforementioned Representations and Warranties shall apply as having been repeated by Evergreen with every Notice of Drawing, on each drawing date and on the first day of each Interest Period.
§ 3	Conclusion of Inter-Company Agreements

(1)	Evergreen covenants, in respect to the Borrower, not to enter into any control, profit transfer or other inter-company agreements within the meaning of sec. 291 and 292 of the German Stock Corporation Act (Aktiengesetz), or to execute transformations within the meaning of

Seite 111 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
the German Act on Business Transformations (Umwandlungsgesetz) or comparable transactions without the prior written consent of the Banks.

(2)	§ 3 (1) above does not apply to the Borrower’s transformation into a stock corporation (Aktiengesellschaft) according to sec. 190 ff. of the German Act on Business Transformations (Umwandlungsgesetz).
§ 4	Expansion Measures
The Borrower and the Shareholders shall offer the Banks the option of financing the Expansion Measures in preference to all other financing providers. However, no prejudice to a favourable financing decision may be derived therefrom.
If the Banks’ review does not lead to a favourable financing decision, then the Banks consent to the Expansion Measures already by executing the Loan Agreement if the Borrower and the Shareholders are implementing the Expansion Measures via a subsidiary or affiliate on a stand-alone basis, i.e. without any financial or non-financial recourse whatsoever to the Borrower, it being understood that the Shareholders must grant to the Borrower at least the same terms and conditions as to such subsidiary or affiliate to the extent services rendered, goods delivered or rights granted to such subsidiary or affiliate are also rendered, delivered or granted under the Project Contracts.
§ 5	Further Obligations

(1)	Jointly with the further Shareholders, Evergreen has contributed equity capital to the Borrower in the amount of EUR 62,900,000.00 and has granted the Borrower shareholder loans (subordinate to the claims of the Banks under the Loan Agreement in accordance with Section A § 1 subsections (1) and (2) above) in the amount of at least EUR 125,000,000.00 prior to the first Drawing under the Loan Agreement.

(2)	Until the full repayment of all amounts payable by the Borrower under the Loan Agreement, Evergreen covenants
(i)	to grant additional equity capital or additional loans (subordinated in accordance with Section A § 1 subsections (1) and (2) above to claims of the Banks under the Loan Agreement), in the amount of 33.33% of that amount by which

Seite 112 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
(a)	the investment costs for EverQ3 exceed the investment costs projected in the Business Plan or

(b)	investment grants or investment subsidies are not granted in the projected amount or investment grants or investment subsidies are required to be repaid or Tranche B is to be repaid by Maturity Date;
In case of (b) above the Borrower is obliged to make a repayment towards the drawdown under Tranche B in the amount of the additional equity or additional loans received.
(ii)	to secure Completion of the EverQ3 investment by granting additional equity capital or additional loans (subordinated in accordance with Section A § 1 subsections (1) and (2) above to claims of the Banks under the Loan Agreement), in the amount of 33,33% of the necessary amount if the Borrower fails to comply with its Undertakings under § 15 (Financial Ratios) during the construction period of EverQ3; such additional shareholder loans may be repaid to Evergreen provided that and insofar as the Borrower again complies with its Undertakings under § 15 (Financial Ratios) considering such repayment;

(iii)	to secure Completion, including — if required — backfitting from Quad Technology to Gemini String Technology.

(iv)	to support the Borrower by implementation of actions contained in the MoU,

(v)	to promote the Borrower’s operations on the basis of the Project Contracts.
(3)	The repayment of Evergreen’s shareholder loans is permitted provided that and insofar as the Borrower’s equity capital was increased by proceeds of the IPO at least in the Aggregate Amount.

“Aggregate Amount” equals the sum of the repayments of Shareholder-1’s, Shareholder-2’s and Shareholder-3’s shareholder loans, the payment according to Section A § 5 subsection (4) of the Undertaking of Shareholder-1 (Schedule 11 to the Loan Agreement) and the payment according to Section A § 5 subsection (4) of the Undertaking of Shareholder-3 (Schedule 13 to the Loan Agreement).

Seite 113 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
(4)	Evergreen covenants to receive the in section E.IV of the MoU mentioned “Gemini Compensation Value” in the amount of USD 45.000.000,00 or any comparable payment from the Borrower only provided that and insofar as the Borrower’s equity capital was increased by proceeds of the IPO at least in the Aggregate Amount

(5)	Upon demand, Evergreen will reimburse the Agent, the Security Agent and the other Financing Parties all such reasonable and necessary external costs as the latter have incurred in connection with the judicial or extrajudicial preservation or enforcement of their rights against Evergreen.

(6)	Evergreen covenants not to entirely or partially assign or transfer its rights and obligations under this Undertaking.

(7)	Until the Borrower is not listed on the stock exchange, Evergreen covenants not to receive dividends or distributions or comparable (direct or indirect) payments or benefits from the Borrower. If permitted to Commercial Law, such payments or performances are permitted from the year 2010 for the business year 2009, as far and as long as the Leverage Ratio goes below the value 1,5.

(8)	Evergreen shall concurrently sign this Undertaking, Addendum-1 according to Annex 2 and the Addendum-2 according to Annex 3 to this Undertaking.

§ 6	Miscellaneous

Claims of the Financing Parties against Evergreen are not affected by the agreements in § 23 subsection (8) (Costs and expenses) of the Loan Agreement.
Section B     Miscellaneous
§ 1	Payments

(1)	Payment without deductions
All payments of Evergreen under this Undertaking are payable net, with no deductions of tax or similar charges whatsoever, irrespective of the nature thereof, without any express demand made therefor, on the due date (no later than 10 am local time). Payment obligations shall only be

Seite 114 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
deemed to have been satisfied with the effect of discharging the obligation vis-a-vis the Bank or Banks if and to the extent the relevant amounts are effectively paid in the currency in which they are owed and in immediately disposable funds and have been credited, without reservation, to the corresponding account designated by the Agent (or, in the case of payment obligations under an Ancillary Facility, by the relevant Ancillary Bank) at the main trading centre of the currency in question.
(2)	No set-off
Evergreen is not entitled to set-off its own counterclaims against claims of the Agent or of the Banks under the Loan Agreement or to assert a right of retention. The waiver of the right to set-off and of retention does not apply to the extent the counterclaims are undisputed or have been bindingly adjudicated.
(3)	Partial payments
Should Evergreen make payments that are insufficient to satisfy liabilities under this Undertaking which are in arrears or which are due, then in the event of payments to the Agent, the Agent (in accordance with the ratios of the Banks) or, in the case of payments made to an Ancillary Bank, the Ancillary Bank in question shall apply these payments towards such payments as are in arrears or due, in the following priority:
(a)	first — towards fees, commissions, costs and other expenses of the Arranger, the Agent or the Security Agent to be reimbursed;

(b)	second — towards interest claims which are due and have not been paid;

(c)	third — towards outstanding Drawings; and

(d)	fourth — towards all further claims which are due.

§ 2	Notices

(1)	Form
Unless otherwise provided in this Undertaking, all notices under this Undertaking must be given by letter or facsimile.

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(2)	Address
All notices to Evergreen shall be directed to the address set forth in Schedule 10 to the Loan Agreement or to such other address as Evergreen has timely indicated to the Agent.
§ 3	Amendments
No amendments to this Undertaking shall be valid unless made in writing. The foregoing also applies to any amendment to or waiver of this writing requirement.
§ 4	Transfer
Each Bank is entitled and obliged to assign or transfer, as the case may be, all or part of its rights and duties under this Undertaking to another credit institution or financial institution, provided, however, that such assignment and transfer may only be effected jointly with the assignment and transfer of all or the correspondig part of, as the case may be, the rights and duties such Bank has under the Financing Documents.
§ 5	Severability clause
Should any provisions of this Undertaking be or become invalid or unenforceable, whether in whole or in part, then the remaining provisions hereof shall remain unaffected thereby. The Parties hereby undertake to replace an invalid or unenforceable provision with the valid and enforceable provision that most closely reflects in commercial terms the purpose of the invalid or unenforceable provision. An analogous rule shall apply in the case of contractual gaps.
§ 6	No waiver
A delay or a failure (including an only partial failure) to exercise rights on the part of the Agent or the Banks shall not be deemed a waiver of those rights and shall not give rise to a forfeiture of such rights.
§ 7	Language
(1)	Notices
All notices given in connection with this Undertaking must be given in German or English.

Seite 116 von 163 des Vertrages vom 01. September 2008 Über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
(2)	Documents
Any other document submitted in connection with a Financing Document must:
(a)	be prepared in German or English,

(b)	unless otherwise agreed with the Agent, be submitted together with a certified German translation. In such case the German translation shall take priority, except where the document in question is prescribed by law or is otherwise an official document.
§ 8	Prescription
Any right and any claim of a Financing Party against Evergreen arising in connection with a Financing Document shall be prescribed after three years from the date it falls due, except where the relevant statutory prescription period is longer.
§ 9	Term
The term of this Undertaking shall not expire until all claims of the Banks under the Loan Agreement have been finally fulfilled.
§ 10	Applicable Law, Jurisdiction
(1)	This Undertaking and all rights and obligations arising hereunder shall in all respects be governed by German law.

(2)	Evergreen hereby submits to the jurisdiction of the competent courts of Frankfurt am Main. However, each Financing Party may sue Evergreen before each other competent court. Evergreen irrevocably waives any objection which it may now or hereafter have that such proceedings have to be brought in a more convenient forum.

Seite 117 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00

Date:	Evergreen Solar, Inc.

Sep 19, 2008

(/s/ Richard M. Feldt) ( )
The Security Agent

Date:	Deutsche Bank AG, Filiale Deutschlandgeschäft

( ) ( )

The Agent

Date:	Deutsche Bank Luxembourg S.A.

( ) ( )

The Banks

Date:	Deutsche Bank AG, Filiale Deutschlandgeschäft

( ) ( )

Seite 118 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00

Date:	Deutsche Bank Luxembourg S. A.

( ) ( )

Date:	Bayerische Hypo- und Vereinsbank Aktiengesellschaft

( ) ( )

Date:	HVB Banque Luxembourg Société Anonyme

( ) ( )

Date:	NORD/LB Norddeutsche Landesbank Girozentrale

( ) ( )

Date:	IKB Deutsche Industriebank AG

( ) ( )

Seite 119 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00

Date:	Sachsen Bank
unselbstständige Anstalt der Landesbank Baden-Württemberg

( ) ( )
The Borrower

Date:	EverQ GmbH

Seite 120 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00
Annex 1
Terms Defined in the Loan Agreement

Addendum-1	Addendum-1

Addendum-2	Addendum-2

Agent	Agent

Lead Arranger	Lead Arranger

Co-Lead Arranger	Co-Lead Arranger

Arranger	Arranger

Ancillary Bank	Ancillary Bank

Ancillary Facility	Ancillary Fazilität

Banks	Banken

Borrower	Kreditnehmer

Business Plan	Businessplan

Completion	Fertigstellung

Completion date	Fertigstellungstermin

Drawing	Ziehung

EverQ3	EverQ3

Expansion Measures	Expansionsmaßnahmen

Financing Documents	Finanzierungsdokumente

Financing Parties	Finanzierungsparteien

Seite 121 von 163 des Vertrages vom 01. September 2008 über einen Konsortialkredit an die EverQ GmbH in Höhe von €192.500.000,00

Interest Period	Zinsperiode

IPO	Börsengang

Leverage Ratio	Verschuldungsgrad

Loan Agreement	Kreditvertrag

MoU	MoU

Maturity Date	Endfälligkeitstag

Notice of Drawing	Ziehungsnachricht

Project Contracts	Projektverträge

Representations and Warranties	Bestätigungen und Zusicherungen

Security Agent	Sicherheitenagent

Shareholder	Gesellschafter

Shareholder-1	Gesellschafter-1

Shareholder-2	Gesellschafter-2

Shareholder-3	Gesellschafter-3

Tranche B	Tranche B

Tranche C	Tranche C